Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF

INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

dated as of July 15, 2024

by and among

CRYSTALYS THERAPEUTICS, INC.

AND

URICA THERAPEUTICS, INC.

TABLE OF CONTENTS

1. DEFINITIONS1

2. PURCHASE AND SALE11

3. PURCHASE PRICE13

4. CLOSING AND POST-CLOSING MATTERS14

5. REPRESENTATIONS AND WARRANTIES15

6. COVENANTS25

7. INDEMNIFICATION AND LIMITATION OF LIABILITY31

8. OTHER AGREEMENTS36

9. MISCELLANEOUS37

EXHIBITS

Exhibit AAssignment and Assumption Agreement

Exhibit BBill of Sale

Exhibit CPatent Assignment

Exhibit DPurchased Deliverables

Exhibit ERoyalty Agreement

Exhibit FSecurity Agreement

Exhibit GStock Issuance Agreement

Exhibit HVoting Agreement

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of July 15, 2024 by and between CRYSTALYS THERAPEUTICS, INC., a Delaware corporation having a place of business at 100 Pine St. Ste #1250, San Francisco, CA 94111 (“Buyer”), and URICA THERAPEUTICS, INC., a Delaware corporation having a place of business at 1111 Kane Concourse Suite 301, Bay Harbor Islands, FL 33154 (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is in the process of conducting research and development of the development-stage molecule known as dotinurad in an orally available form; and

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, the Acquired Assets, and Seller desires to assign to Buyer and Buyer desires to assume from Seller the Assumed Liabilities, upon and subject to the conditions hereinafter specified, and in connection therewith, the Buyer and Seller shall enter into the Royalty Agreement (as defined below), the Security Agreement (as defined below), and the Stock Issuance Agreement (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1“Accounting Standards” means, with respect to a Party, (a) United States Generally Accepted Accounting Principles or (b) to the extent applicable, International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case, consistently applied by such Party.
1.2“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise. The Parties acknowledge that in the case of entities organized under the Laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than 50%, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding anything to the contrary herein, whether prior to or following the Closing, neither Buyer nor its Affiliates shall be deemed an Affiliate of Seller under this Agreement, and Seller shall not be deemed an Affiliate of Buyer or its Affiliates under this Agreement.
1.3“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement and between Seller and Buyer or one of its Affiliates, substantially in the form attached hereto as Exhibit A.
1.4“Assumed Contracts” means all of the Contracts set forth on Schedule 1.4, including the Seller Intellectual Property Licenses.

1.5“Bill of Sale” means the Bill of Sale and between Seller and Buyer or one of its Affiliates, substantially in the form attached hereto as Exhibit B.
1.6“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in California.
1.7“Clawback Expiration Date” means the first Business Day following the date that is 12 months after the Closing Date.
1.8“Clawback Shares” means an aggregate number of shares of Common Stock of Buyer equal to 10% of the Stock Consideration issued to Seller at Closing.
1.9“Closing” means the closing of the purchase and sale of the Acquired Assets and assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.
1.10“Code” means the Internal Revenue Code of 1986, as amended.
1.11“Common Stock of Buyer” means the Buyer’s common stock, par value $0.00001 per share.
1.12“Compound” means the chemical compound with the IUPAC name (3,5-Dichloro-4-hydroxyphenyl)(1,1-dioxo-1,2-dihydro-3H-1λ6-1,3-benzothiazol-3-yl) methanone (IUPAC), including any salt, hydrate, racemates, isomers, polymorph, metabolites, or prodrugs thereof.
1.13“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement.
1.14“Convertible Notes” means, collectively, the Outstanding Notes and the Future Notes.
1.15“Data Protection Requirements” means all of the following to the extent relating to the treatment of data (including any access, collection, use, disclosure, storage or processing thereof) or otherwise relating to privacy, security, or security breach notification requirements and applicable to Acquired Assets, or to any of the IT Systems: (a) Seller’s own rules, policies, and procedures; (b) all applicable Laws; and (c) Contracts into which Seller has entered or is otherwise bound.
1.16“Disclosure Schedule” means a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth exceptions to the representations and warranties made by Seller contained in this Agreement and certain other information called for by this Agreement.
1.17“Dollars” or “$” means United States Dollars.
1.18“Dotinurad IND” means IND # 157915.
1.19“Excluded Taxes” means: (i) all Taxes imposed on or with respect to the Acquired Assets or otherwise with respect to the ownership of the Acquired Assets, in each case for Pre-Closing Tax Periods, but excluding any Property Taxes to the extent specifically allocated to Buyer pursuant to Section 6.4(b); (ii) all Taxes of Seller or any of its Affiliates, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise for any Tax period, and including any Taxes of Seller or its Affiliates arising out of the sale of the Acquired Assets pursuant to this Agreement; and (iii) any Transfer Taxes required to be borne by Seller pursuant to Section 4.4. For the avoidance of doubt, in no event shall Buyer or any of its subsidiaries be deemed to be an “Affiliate” of Seller for purposes of this definition.
1.20“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export

Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
1.21“FDA” means the United States Food and Drug Administration, or any successor thereto.
1.22“FDA Meeting” means an end of phase 2 meeting to be held between Buyer and the FDA to discuss the development of the Compound.
1.23“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder.
1.24“Fraud” means a claim for Delaware common law fraud brought in respect of a representation or warranty made in this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.
1.25“Fuji License Agreement” means that certain License Agreement, dated as of November 25, 2020, by and between Fuji Yakuhin Co. Ltd. (“Fuji”) and Seller, as amended by that certain First Amendment to License Agreement, dated as of August 16, 2022, as further amended by that certain Second Amendment to License Agreement, dated as of November 2, 2022, including any subsequent amendments, restatements or modifications thereof and any further agreements entered into by Fuji and Buyer or its Affiliates relating to the Compound and/or any data provided by Fuji used to obtain regulatory approval of dotinurad.
1.26“Future Notes” means those certain convertible promissory notes expected to be issued by Buyer following the Closing in the aggregate principal amount of up to $5,499,994 on the same terms as the Outstanding Notes.
1.27“Governmental Authority” means any multi-national, federal, state, local, municipal, or provincial government; any governmental or quasi-governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal); any tribunal, court of competent jurisdiction, administrative agency or commission or other governmental authority or body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (in each case whether federal, state, local, foreign, international or multinational); any Regulatory Authority; or any arbitrator with authority to bind a party at Law.
1.28“Healthcare Laws” means all healthcare Laws applicable to the ownership, testing, development, sale, marketing, manufacture, packaging, processing, use, distribution, storage, import, export, or disposal of the Compound, including but not limited to, the FDCA, the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the healthcare fraud criminal provisions under HIPAA (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), HIPAA and similar state and foreign data privacy and security laws such as the European Union General Data Protection Regulation, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any other healthcare Law governing a government healthcare program, and any and all other comparable state, local, federal or foreign healthcare Laws and the regulations promulgated pursuant to such Laws, each as amended from time to time.

1.29“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.), and all regulations promulgated thereunder.
1.30“IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 for allowance to initiate human clinical trials in the United States, including all amendments that may be submitted with respect to the foregoing.
1.31“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all liabilities of such Person in respect of the deferred purchase price of goods, property, plant, equipment, assets or services or any conditional sale or other title retention agreements with respect to acquired property with respect to which a Person is liable, contingently or otherwise as obligor or otherwise (including all obligations under noncompete, consulting or similar arrangements); (d) capitalized lease obligations of such Person; (e) all obligations under any derivative, swap or hedging arrangements; (f) indebtedness or other obligations of others guaranteed by such Person; (g) obligations secured by a Lien existing on any property or asset owned by such Person; (h) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; and (i) Liabilities of such Person relating to any unfunded retirement plan contributions or overfunded retirement plan contributions, and any unsatisfied obligation for “withdrawal liability” to any employee benefit plan.
1.32“Independent Accountant” means an impartial nationally recognized accounting firm of independent certified public accountants mutually agreed by Buyer and Seller, other than Buyer or Seller’s respective accountants.
1.33“Intellectual Property Rights” means all intellectual property rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) trademark, trade name, service mark and service name rights and rights in, logos, business names, slogans, hash tags, social media pages, and similar means of identification and similar rights, and the goodwill associated with the foregoing; (c) Know-How and confidential or proprietary information; (d) Patents; (e) rights in databases, information and data (including preclinical data, non-clinical data and clinical data, knowledge databases, customer lists and customer databases); (f) URL and domain name registrations; (g) inventions; and (h) any other proprietary rights to intellectual property now known or hereafter recognized in any jurisdiction worldwide.
1.34“IRS” means the United States Internal Revenue Service.
1.35“IT System” means the communications networks, data centers, software, computer hardware (whether general or special purpose), networks, interfaces, platforms, servers, and computer systems, including any outsourced systems and processes that are owned or used by Seller in the operation of its business.
1.36“Know-How” means know-how, Trade Secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, data (including from clinical studies), and filings, including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays and quality control and testing procedures, whether or not patented or patentable.
1.37“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge after reasonable investigation of Jay Kranzler, Lindsay Rosenwald or Lei Zheng.

1.38“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge after reasonable investigation of James Mackay, Ashwin Ram and BT Slingsby.
1.39“Laws” means all laws, statutes, rules, regulations, ordinances, codes, consent agreement, requirement, constitution, treaty, writ, injunction, judgment, ruling, decree or order, in each case, having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.40“Liability” means any direct or indirect liability, Indebtedness, commitment, expense, claim, deficiency, obligation, guaranty or endorsement of or by any Person of any type, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due.
1.41“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest or charge of any kind or nature whatsoever.
1.42“Liquidation Event” means any bona fide, arms-length transaction (or series of related transactions) consisting of (a) the acquisition of the direct or indirect beneficial ownership of more than 50% of the then-outstanding capital stock or other voting securities of Buyer (including any surviving entity by merger, consolidation, conversion or otherwise) by a Third Party or a group of Third Parties, including by merger, consolidation, business combination or other transaction with such Third Party or Third Parties, pursuant to which the holders of direct or indirect beneficial ownership of more than 50% of the capital stock or other voting securities of Buyer immediately prior to such transaction cease to hold direct or indirect beneficial ownership of more than 50% of such outstanding capital stock or other voting securities, or otherwise cease to control Buyer (or, if applicable, such surviving entity), immediately following such transaction or series of related transactions, or (b) the sale, lease, transfer, exclusive license or other disposition by the Buyer or any subsidiary of the Buyer of all or substantially all the assets of the Buyer and its subsidiaries, taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Buyer if substantially all of the assets of the Buyer and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a direct or indirect wholly owned subsidiary of the Buyer; provided, however, that a Liquidation Event shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Buyer or any successor or indebtedness of the Buyer is cancelled or converted or a combination thereof occurs.
1.43“MAA” means a Marketing Authorization Application submitted to the European Medicines Agency (“EMA”) for the applicable pharmaceutical product under the centralized European procedure for obtaining Regulatory Approval (excluding reimbursement decisions and/or price approvals) necessary and/or appropriate for the manufacture, production, distribution, marketing, sale and/or use of the pharmaceutical product for commercial purposes in the European Union.
1.44“NDA” means a new drug application, submitted to the FDA pursuant to 21 U.S.C. § 355 seeking approval to market a new drug in the United States, and all supplements or amendments thereto.
1.45“Outstanding Notes” means those certain convertible promissory notes issued by Buyer prior to the Closing in the aggregate principal amount of $[***].
1.46“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any of such patents or applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, design patents, certificates of invention, and unitary patents, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions, supplementary protection certificates, pediatric exclusivities, and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.47“Patent Assignment” means the Patent Assignment(s) evidencing the assignment by Seller and its Affiliates of the Purchased Patents, substantially in the form attached hereto as Exhibit C.
1.48“Permit” means any approval, license, franchise, consent, approval, authorization, permission or waiver of, registration, declaration, exemption, permit, certificate, certificate of occupancy or order issued by any Governmental Authority.
1.49“Permitted Encumbrance” means (a) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Standards, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business the existence of which do not or would not reasonably be expected to materially detract from the current value of, or materially interfere with, the present use of the Acquired Assets, and would not prevent, or be reasonably likely to prevent, Seller from performing its obligations hereunder, (c) Liens imposed by Law that do not or would not reasonably be expected to materially detract from the current value of, or materially interfere with, the present use of the Acquired Assets, and would not prevent, or be reasonably likely to prevent, Seller from performing its obligations hereunder and (d) matters set forth on Schedule 1.49.
1.50“Person” means any individual, corporation, general or limited partnership, joint venture, limited liability company, estate, trust, association, other business or investment entity or unincorporated organization, or any Governmental Authority.
1.51“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
1.52“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
1.53“Proceeding” means any charge, dispute, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
1.54“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
1.55“Purchased Deliverables” means the items described on Exhibit D.
1.56“Purchased Intellectual Property” means all Seller-Owned Intellectual Property.
1.57“Purchased Patents” means the Patent(s) set forth in Schedule 1.57.
1.58“Purchase Option Price” means the aggregate principal amount (which principal amount shall not exceed $6,357,023) and accrued, but unpaid interest calculated through the earlier of (i) March 31, 2025 or (ii) the initial closing of the Qualified Financing, under the Convertible Notes. For the avoidance of doubt, the Purchase

Option Price shall exclude any prepayment premium, default interest or any other fees, penalties or other amounts that are not attributable to principal and interest under such Convertible Notes.
1.59“Purchased Product” means, as the context requires: (a) any pharmaceutical preparation, in any dosage form, formulation, presentation or package configuration containing or comprising, in part or in whole, the Compound, (b) any Licensed Product (as defined in the Fuji License Agreement), or (c) any raw materials, work-in-progress, packaging, supplies, parts, other inventories, and finished goods inventory containing or comprising the Compound to the extent in Seller’s or any of its Affiliates’ possession or control as of the Closing Date.
1.60“Qualified Financing” means the next transaction (or series of related transaction) after the Closing in which Buyer issues and sells shares of its capital stock in exchange for aggregate gross proceeds of at least $120,000,000, including principal amounts converted pursuant to the Convertible Notes but excluding interest amounts converted pursuant to the Convertible Notes.
1.61“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks and domain names and all applications for any of the foregoing.
1.62“Regulatory Approval” means any approval, product and/or establishment licenses, registrations, or authorizations of any federal, state, or local regulatory agency, department, bureau, or other governmental entity, that is necessary for the commercial manufacture, use storage, import, export, transport, commercialization, and sale of a pharmaceutical product in a country in the Territory, including NDA, MAA, and pricing and national medical insurance program listings and applications, amendments, or supplements underlying any such procedures.
1.63“Regulatory Authority” means any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of pharmaceutical or biological products in a given country or regulatory jurisdiction.
1.64“Regulatory Plan” has the meaning ascribed to such term in the Stock Issuance Agreement.
1.65“Resolution Period End Date” means the earlier to occur of (i) the one-year anniversary of the date that the Buyer receives minutes of the FDA Meeting, and (ii) the two-year anniversary of the Closing Date.
1.66“Royalty Agreement” a royalty agreement between Buyer and Seller substantially in the form attached hereto as Exhibit E.
1.67“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
1.68“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.69“Security Agreement” a security agreement between Buyer and Seller substantially in the form attached hereto as Exhibit F.
1.70“Seller Intellectual Property” means all Seller-Owned Intellectual Property and Seller-Licensed Intellectual Property.

1.71“Seller Intellectual Property Licenses” means any Contract under which (i) Seller or any of its Affiliates acquired or is authorized to use any Seller-Licensed Intellectual Property, or (ii) Seller or any of its Affiliates granted or is required to grant to any Person any right or license to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Seller Intellectual Property, with or without the right to sublicense the same. For clarity, Seller Intellectual Property Licenses include the Fuji License Agreement.
1.72“Seller-Licensed Intellectual Property” means all of Seller’s rights to any Technology and Intellectual Property Rights owned by Third Parties that are specifically related to the Compound or the Purchased Product, including those set forth on Schedule 1.72.
1.73“Seller-Owned Intellectual Property” means all Technology and Intellectual Property Rights owned or purported to be owned (whether exclusively, jointly or otherwise) by Seller that are specifically related to the Compound or the Purchased Product, including the Purchased Patents and those other Intellectual Property Rights set forth on Schedule 1.73.
1.74“Software” means any computer program, operating system, database, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, processes, know-how, operating procedures, methods and all other Technology embodied with the foregoing, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
1.75“Stock Consideration” means an aggregate number of shares of Common Stock of Buyer equal to 35% of Buyer’s fully diluted capitalization immediately following the Closing, which is 1,000,000 shares of Common Stock of Buyer, and the incidental rights of such shares attached thereto pursuant to the Company’s organizational documents, the Stock Issuance Agreement (including, for the avoidance of doubt, the “15% Anti-Dilution Right,” as defined therein) or otherwise.
1.76“Stock Issuance Agreement” means a stock issuance agreement between Buyer and Seller substantially in the form attached hereto as Exhibit G.
1.77“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
1.78“Tax” or “Taxes” means any and all federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, accumulated earnings, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, payroll, social security, national insurance, disability, unemployment, worker’s compensation, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit, custom duty, estimated or other tax, governmental fee in the nature of a tax or other like assessment or charge imposed by any Governmental Authority, including any interest, penalty, or addition thereto, whether or not disputed, and any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by applicable Law, by contract or otherwise.
1.79“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) relating to any Tax.
1.80“Technology” means data, diagrams, inventions, methods and processes (whether or not patentable), algorithms, active pharmaceutical ingredients, mask works, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software, techniques, interfaces, verification tools, works of authorship, technical documentation, designs, test reports, routines, formulae, test vectors, IP cores, net lists, photomasks, processes, prototypes, samples, studies, and all other forms of technology.
1.81“Territory” means the United States, the European Union (consisting of the countries in the European Union as of the date of the Second Amendment to the Fuji License Agreement), the United Kingdom, Canada, Algeria, Armenia, Azerbaijan, Bahrain, Djibouti, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Malta, Morocco, Oman, Qatar, Saudi Arabia, Tunisia, Turkey, United Arab Emirates, West Bank and Yemen.
1.82“Third Party” means any Person other than: (a) Buyer; (b) Seller; or (c) an Affiliate of the Parties.
1.83“Trade Secrets” means all trade secrets, confidential unpatented or unpatentable inventions, invention disclosures, processes, formulae, developments, discoveries, technology, product formulations, manufacturing processes, data, standard operating procedures, cell lines, biological materials, compounds, probes, sequences, technical information, methods, biological materials, screening assays, bioassays, clones, molecules, protocols, reagents, experiments, lab results, or other confidential information, data or materials that in the reasonable business judgment of the owner thereof have value or confer a competitive advantage to such owner.
1.84“Transaction Documents” means, collectively this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Patent Assignment, the Voting Agreement, the Stock Issuance Agreement, the Royalty Agreement and the Security Agreement.
1.85“Voting Agreement” means a voting agreement among Buyer, Seller and certain other parties thereto, substantially in the form attached hereto as Exhibit H.
1.86Additional Definitions. Each of the following definitions is set forth in the Section indicated below:
***
Definition	Section
“Acquired Assets”	2.1
“Agreement”	Preamble
“[***] Data”	6.10
“Assumed Liabilities”	2.3
“Breach”	5.2(e)(x)
“Buyer”	Preamble
“Buyer Cap”	7.3(c)
“Buyer Indemnitees”	7.1(b)
“Eisai Data”	6.10
“Seller Cap”	7.3(b)
“Claims”	7.1(c)
“Claim Notice”	7.1(c)
“Closing Date”	4.1

***
Definition	Section
“Closing Date Payment”	3.2
“Closing Reimbursement Amount”	4.6
“Confidentiality Agreement”	6.6(c)
“Deductible”	7.3(a)
“Designated Parties”	5.2(j)(ii)
“DPA”	5.2(j)(i)
“Excluded Assets”	2.2
“Excluded Liabilities”	2.4
“FDA Application Integrity Policy”	5.2(h)(vi)
“Indemnified Party”	7.1(c)
“Indemnifying Party”	7.1(c)
“Infringed”	5.2(e)(iv)
“Later Identified Acquired Asset”	6.5(a)
“Loss”	7.1(a)
“Objection Date”	7.1(c)
“Objection Notice”	7.1(c)
“Option Exercise Notice”	8.1(a)
“Party” and “Parties”	Preamble
“Pending Claim”	7.5(f)
“Purchase Condition”	8.1(a)
“Purchase Option”	8.1(a)
“Purchase Option Closing”	8.1(b)
“Purchase Price”	3.1
“Purchase Price Calculation”	6.4(c)
“Receiving Party”	6.6(c)
“Regulatory Permits”	5.2(h)(i)
“Remaining Reimbursement Amount”	4.6
“Restricted Area”	6.7(a)
“Restricted Business”	6.7(a)

***
Definition	Section
“Restricted Countries”	5.2(j)(ii)
“Restricted Period”	6.7(a)
“Seller”	Preamble
“Seller Cap”	7.3(b)
“Seller Indemnitees”	7.1(a)
“Share Clawback”	7.5(a)
“Transfer”	7.5(e)
“Transfer Taxes”	4.4
“Upfront Expense Reimbursement Amount”	4.6

2.	PURCHASE AND SALE
2.1Acquired Assets. Subject to the terms and conditions contained in this Agreement and except as set forth in Section 2.2, at the Closing, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, and/or shall cause its Affiliates to sell, convey, assign, transfer and deliver to Buyer (to the extent applicable), and Buyer purchases and acquires, all rights, title and interest of Seller or its Affiliates, as applicable, in and to all of the assets, properties, interests, rights of every description, whether real, personal or mixed, tangible or intangible, owned or leased, used or otherwise employed by the Seller that are primarily related to the Compound or the Purchased Product (collectively, the “Acquired Assets”), in each case, free and clear of all Liens other than Permitted Encumbrances, which shall include:
(a)the Assumed Contracts, including all of the rights, title and interests of Seller or its Affiliates, as applicable, in the Assumed Contracts;
(b)the Compound, the Purchased Products and the rights, title and interests of Seller or its Affiliates, as applicable, in the same;
(c)the Purchased Deliverables;
(d)the Seller Intellectual Property;
(e)all Permits relating to or associated with the Purchased Deliverables, the Purchased Products or the Compound, in each case, to the extent transferable;
(f)all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of Seller or its Affiliates, as applicable, and any claims against suppliers, insurers or other third parties, in each case, to the extent such rights are primarily related to the Purchased Products or the Compound;
(g)all goodwill relating to or associated with the Acquired Assets;
(h)	all books and records or documents primarily relating to the Acquired Assets (other than Tax Returns);
(i)Tax Returns relating to non-income Taxes imposed on the Acquired Assets; and

(j)other assets specifically identified on Schedule 2.1.
2.2Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include, and Seller and its Affiliates, as applicable, shall not sell, convey, assign, transfer or deliver to Buyer, any assets other than the Acquired Assets, and, without limiting the generality of the foregoing, expressly exclude the following assets of Seller or its Affiliates (such assets being collectively referred to hereinafter as the “Excluded Assets”):
(a)	all cash (including cash on hand and cash in transit), cash equivalents, bank accounts, bank deposits, marketable securities, corporate credit cards and other similar cash items of Seller and its Affiliates;
(b)	all rights of Seller or its Affiliates arising under this Agreement, any Transaction Document or from the consummation of the transactions contemplated hereby or thereby, including all rights arising under any Excluded Liability;
(c)	all rights to any refunds of Taxes paid by Seller (or for which Seller has made an indemnification payment hereunder) (or amounts credited against current cash Taxes otherwise due and payable in lieu of such a refund) with respect to any Pre-Closing Tax Period, excluding, for the avoidance of doubt, any Tax refunds or credits for Property Taxes that are allocable to any Post-Closing Tax Period pursuant to Section 6.4(b), and any other tax assets of Seller or its Affiliates for any taxable period;
(d)	all of Seller’s and its Affiliates intercompany account balances;
(e)	all assets, tangible or intangible, wherever situated, not included in the Acquired Assets;
(f)	all of Seller’s corporate seals, organizational documents, minute books, stock books, records (in each case, other than those set forth in Sections 2.1(h) - (i)).
(g)	any attorney-client privilege, rights under the work-product doctrine, and equivalent rights in jurisdictions outside of the United States of Seller as a result of legal counsel representing Seller in connection with the transactions contemplated by the Agreement and the Transaction Documents, and all files maintained by Seller in connection with the transactions contemplated by this Agreement and the Transaction Documents; and
(h)	other specifically identified excluded assets set forth on Schedule 2.2.
2.3Assumed Liabilities. Subject to the terms and conditions contained herein and except as otherwise provided in Section 2.4, at the Closing, Buyer will assume and pay, or perform and discharge when due, only the following Liabilities of Seller (such Liabilities, the “Assumed Liabilities”):
(a)	any and all Liabilities relating to activities conducted by Buyer following the Closing with respect to the Acquired Assets, including the development, sale, manufacture or use of the Compound or Purchased Product;
(b)	any and all Liabilities exclusively relating to the Dotinurad IND arising following the Closing;
(c)	any Transfer Taxes required to be borne by Buyer pursuant to Section 4.4 and any Property Taxes to the extent specifically allocated to Buyer pursuant to Section 6.4(b);
(d)	any and all liabilities and obligations arising under or relating to the Assumed Contracts, in each case, only to the extent any such liabilities or obligations shall have arisen out of, are related to or are in respect of, periods following the Closing;

(e)	any and all liabilities for Taxes attributable to the Acquired Assets or the other Liabilities described in this Section 2.3, in each case, for or relating to any Post-Closing Tax Period;
(f)	the Remaining Reimbursement Amount;
(g)	other specifically identified assumed Liabilities set forth on Schedule 2.3.
2.4Excluded Liabilities. Buyer will not assume or be responsible for any Liability or obligation of Seller or its Affiliates that is not specifically identified as an Assumed Liability under Section 2.3 (it being understood that Buyer is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities), including any and all of the following (collectively, the “Excluded Liabilities”):
(a)	all Liabilities and obligations of Seller or its Affiliates arising out of or relating to the Acquired Assets prior to the Closing;
(b)	any Liabilities and obligations of Seller or its Affiliates arising under this Agreement or any Transaction Document;
(c)	all Liabilities in respect of any Proceeding against Seller or its Affiliates (i) which shall have been asserted prior to the Closing or (ii) to the extent the basis of which shall have arisen out of, is related to or is in respect of periods prior to the Closing;
(d)	any Liability and obligation of Seller and its Affiliates for any Indebtedness of any kind whatsoever;
(e)	any Liability and obligation of Seller and its Affiliates for any intercompany account balances;
(f)	any Excluded Taxes;
(g)	any Liabilities and obligations arising out of or relating to the ownership of the Excluded Assets, whether arising before, on or after the Closing; and
(h)	other specifically identified excluded Liabilities set forth on Schedule 2.4.
3.	PURCHASE PRICE
3.1Purchase Price. On the terms and subject to the conditions of this Agreement, the aggregate purchase price for the Acquired Assets and the Assumed Liabilities shall be an amount equal (a) to the aggregate fair market value as of the Closing Date of (i) the Stock Consideration (including any rights of Seller pursuant to the Stock Issuance Agreement related to the Stock Consideration) and (ii) the Purchase Option, plus (b) the Royalty Payments (as defined in the Royalty Agreement) paid to Seller pursuant to the Royalty Agreement (collectively, the “Purchase Price”).
3.2Closing Date Payment. At the Closing, on the terms and subject to the conditions of this Agreement and the Stock Issuance Agreement, Buyer shall issue the Stock Consideration to Seller (the “Closing Date Payment”).
3.3Withholding Rights. Buyer shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to Seller or any Affiliate of Seller or any other Person pursuant to this Agreement in such amounts as Buyer is required to deduct or withhold therefrom under the Code, or any applicable Law, with respect to the making of such payment; provided that Buyer shall notify Seller at least five Business Days prior to deducting and withholding from any amounts otherwise payable to Seller pursuant to this Agreement, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and shall use commercially reasonable efforts to cooperate with Seller to reduce or eliminate any such deduction or withholding. To the extent that such amounts are so deducted or withheld and, if applicable, paid to the appropriate Governmental

Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
4.	CLOSING AND POST-CLOSING MATTERS
4.1Closing Date. The Closing hereunder will take place simultaneously with the execution of this Agreement (the “Closing Date”) and will be effective for tax, accounting and other computational purposes as of 11:59 pm Pacific Time on the Closing Date. At the Closing, the Parties will exchange (or cause to be exchanged) documents by electronic exchange (including, with respect to documents, of portable document format (PDF) documents), or do, or cause to be done all things respectively required of each Party as specified in Section 4.2.
4.2Transactions at Closing. At the Closing, subject to the terms and conditions hereof:
(a)	Seller’s Actions and Deliveries. Seller will deliver, or cause to be delivered, to Buyer or Buyer’s Affiliates:
(i)	an executed counterpart of the Agreement and executed counterparts of the other Transaction Documents to which Seller or its Affiliates are party;
(ii)	the Acquired Assets; and,
(iii)	a valid and duly executed IRS Form W-9 from Seller.
(b)	Buyer’s Actions and Deliveries. In consideration for the transfer of the Acquired Assets and the other transactions contemplated by this Agreement and the Transaction Documents, Buyer will deliver or cause to be delivered, to Seller or Seller’s Affiliates:
(i)	the Closing Date Payment;
(ii)	an executed counterpart of this Agreement and executed counterparts of the other Transaction Documents to which Buyer or its Affiliates are party; and
(iii)	within 10 Business Days following the Closing, the Closing Reimbursement Amount.
4.3Transfer.
(a)	At the Closing, subject to the terms and conditions hereof, Seller shall hereby pass and transfer the title of the Acquired Assets and Assumed Liabilities to Buyer and Seller is delivering to Buyer possession of such, and shall further deliver to Buyer proper assignments, conveyances and the Bill of Sale, the Assignment and Assumption Agreement and the Patent Assignment sufficient to convey to Buyer good and marketable title to effect or evidence transfers. Seller retains no rights or licenses to the Acquired Assets or Assumed Liabilities upon execution of this Agreement.
(b)	Notwithstanding the foregoing, Seller will provide reasonable cooperation and assistance, as requested by the Buyer, in connection with the transfer of the Dotinurad IND to the Buyer and with the Buyer’s preparation of all notices and documents required to be filed with or submitted to the FDA in order to transfer the Dotinurad IND to Buyer. Without limiting the foregoing and to the extent applicable: (i) Seller shall submit or file all documents and notices required to be submitted or filed by Seller, consistent with the process set forth in 21 C.F.R. part 314.72, or as may otherwise be required to transfer the Dotinurad IND to Buyer, (ii) the Buyer shall submit or file all documents and notices required to be submitted or filed by the Buyer, consistent with the process set forth 21 C.F.R. part 314.72, or as may be required to assume ownership of the Dotinurad IND, and (iii) to the extent not already provided prior to the Closing Date, Seller shall provide to Buyer an accurate and complete copy of the Dotinurad IND, including without limitation, copies of all reports that are required to be submitted to the Dotinurad IND pursuant to the FDCA. Both Seller and Buyer agree to submit or file all such notices and documents it is required to submit pursuant to this Section 4.3(b) within the 10-day period immediately following the Closing.
(c)	For a period of three months after the Closing, upon Buyer’s request, Seller shall use commercially reasonable efforts to provide reasonable technical assistance to Buyer to enable Buyer to fully exploit the Acquired Assets, including assistance with understanding the nature and organization of the transferred Know-How. The Parties will agree on the format, timing, and scope of the foregoing assistance; provided, that no more than an aggregate of 50 hours of assistance will be provided by Seller or its Affiliates, as applicable, without cost reimbursement by Buyer.
4.4Transfer Taxes. All transfer, sales, use, excise, stamp, conveyance, value added and other similar Taxes imposed with respect to the transfer of the Acquired Assets and any other transaction contemplated by this Agreement (such Taxes, “Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer. The Party who is obligated by applicable Law to file any documents (including all Tax Returns) relating to Transfer Taxes shall use commercially reasonable efforts to prepare and file in a timely manner all such documents (subject to the other Party’s review and comment), and, if required by applicable Law, the other Party will join in the execution of any such documents. The Party that paid such Transfer Taxes shall provide the other Party with evidence reasonably satisfactory to the other Party that such Transfer Taxes have been paid and the other Party shall reimburse the paying Party for its equal share of such Transfer Taxes within 10 days of receiving such evidence.
4.5Patent Registration. Buyer will, at its responsibility and expenses, take all necessary steps and follow all procedures for the registration of the assignment of Purchased Patents. Seller will use reasonable efforts to cooperate with Buyer, at Buyer’s expense, in connection with the registration of the assignment of Purchased Patents from Seller to Buyer.
4.6Upfront Expense Reimbursement. At Closing, upon consummation of the transactions contemplated herein, Buyer shall (a) pay to Seller, in immediately available funds pursuant to written payment instructions delivered by Seller to Buyer, an amount of $613,515 (the “Closing Reimbursement Amount”) as set forth on Schedule 4.6 and (b) assume certain costs set forth on Schedule 4.6 in an amount equal to $709,503 (the “Remaining Reimbursement Amount”, and the sum of the Closing Reimbursement Amount and the Remaining Reimbursement Amount, the “Upfront Expense Reimbursement Amount”), in each case, on behalf of Seller or as reimbursement for certain expenses incurred by Seller related to the Acquired Assets to the extent actually paid by Seller on behalf of Buyer. The details regarding the Upfront Expense Reimbursement Amount are set forth on Schedule 4.6.
5.	REPRESENTATIONS AND WARRANTIES
5.1Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:
(a)	Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the applicable Laws of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.
(b)	Due Authorization; No Conflict. Buyer has all necessary corporate power and authority to execute, deliver and perform its respective obligations under the Transaction Documents and to consummate the transactions contemplated therein, and the execution and delivery of the Transaction Documents and the performance of all of its respective obligations hereunder have been duly authorized by Buyer. The signing, delivery and performance of this Agreement by Buyer is not prohibited by and will not (i) result in the breach of or a default under the constituent documents of Buyer; (ii) result in a material breach or material default under any material agreement or instrument binding on Buyer (other than any breach, default, violation or conflict that is reasonably likely to prevent Buyer from performing its obligations hereunder); or (iii) result in a material violation of any Law applicable to Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
(c)	Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or by Buyer or any of its respective Affiliates that, if determined adversely to Buyer or its Affiliates, as applicable, would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents.
(d)	Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.
(e)	Funding. Buyer has provided Seller true, correct and complete copies of each executed Outstanding Note and any amendments thereto and any other transaction documents entered into in connection therewith. Any Future Notes issued following the Closing will be on the same terms and conditions as the Outstanding Notes. As of the date hereof, Buyer has commenced discussions with potential investors in the Qualified Financing. Buyer is not aware of any fact or circumstance that would reasonably be expected to prevent Buyer from (i) developing a Regulatory Plan, (ii) to otherwise satisfy its obligations under this Agreement and the other Transaction Documents or (iii) consummating a Qualified Financing.
(f)	No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges that neither Seller, its Affiliates nor its or their representatives is making any representations or warranties whatsoever, directly or indirectly, express or implied, beyond those expressly given by Seller in Section 5.2, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement, including any representation or warranty regarding: the timing or substance of feedback from the FDA regarding any information submitted to the FDA in respect of the development of the Compound or Purchased Product; the likelihood or timing of submitting an NDA for the Compound to the FDA, the acceptance by the FDA of such NDA for the Compound and/or the approval by the FDA of such NDA for the Compound; or the timing of any decision by the FDA. Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Section 5.2, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement. Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make forward-looking estimates, projections, forecasts and/or predictions with respect to the Acquired Assets, including the development of the Acquired Assets after the Closing, and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such forward-looking estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts). Buyer further acknowledges that neither Seller nor any of its Affiliates, or its or their representatives, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller not expressly set forth in this Agreement, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement.
(g)	Condition of Acquired Assets. Buyer acknowledges and agrees that Buyer is acquiring the Acquired Assets without any representation or warranty as to the effectiveness or the success of the Acquired Assets, except as expressly set forth in Section 5.2 and the Disclosure Schedules. Buyer acknowledges and agrees that Seller, as of immediately prior to the Closing Date, has not undertaken any of the steps set forth in Schedule 5.1(g).
(h)	No Material Liabilities. As of the date hereof, Buyer has no material Indebtedness or Liabilities, except for the Convertible Notes, any Indebtedness or Liabilities related to the transactions contemplated by the Transaction Documents and Liabilities occurring in the ordinary course of business.
5.2Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, as of the Closing Date, and except as otherwise set forth on the Disclosure Schedule, as follows:
(a)	Organization. Seller is a Delaware corporation duly organized, validly existing and in good standing under the applicable Laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.
(b)	Due Authorization; No Conflict. Seller has all necessary corporate power and authority to execute, deliver and perform its respective obligations under the Transaction Documents and to consummate the transactions contemplated therein, and the execution and delivery of this Agreement and the other Transaction Documents and the performance of all of its obligations hereunder and thereunder has been duly authorized by Seller. Seller is duly authorized and empowered to execute and deliver all the Transaction Documents to be executed by Seller. Except as set forth on Schedule 5.2(b)(i), the signing, delivery and performance of this Agreement by Seller is not prohibited by and will not (i) result in the breach of or a default under the constituent documents of Seller; (ii) result in the material breach of or a material default under any material agreement or instrument binding on Seller, including the Assumed Contracts; or (iii) result in a material violation of any Law applicable to Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally. Except as set forth on Schedule 5.2(b)(ii), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or Third Party, on the part of Seller or its Affiliates, is required on connection with the execution, delivery and performance of this Agreement and the other Transaction Documents.
(c)	Acquired Assets.
(i)	Except for Seller Intellectual Property, the Seller has, and immediately prior to the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, all Acquired Assets, free and clear of any Liens except for Permitted Encumbrances. At the Closing, Seller will transfer to Buyer good and valid title to, or, if Seller has a leasehold interest or license, a valid and binding leasehold interest or license in, all Acquired Assets, free and clear of any Liens except for Permitted Encumbrances. Except as set forth on Schedule 5.2(c), other than Seller, to the Knowledge of Seller, no other Person has any legal title to, or beneficial interest in, any of the Acquired Assets. Notwithstanding any other representations and warranties in this Agreement, the representations in Section 5.2(e) constitute the sole representations and warranties of the Company in this Agreement with respect to Seller Intellectual Property.
(ii)	During the past three years, Seller has not been, and currently is not, in violation of any Law applicable to Seller or the Acquired Assets, which violation would be expected to materially detract from the value of or materially interfere with the current use of any of the Acquired Assets.
(iii)	Except for the Excluded Assets and as set forth in Schedule 5.2(c)(iii), (A) neither the Seller nor, to the Knowledge of Seller, any Affiliate of Seller, is a party to any material Contract other than the Assumed Contracts, (B) nor does Seller have any current Liabilities under any material Contract (including any expired or terminated Contract), in each case, that is directly related to the Acquired Assets. Seller is not (and to Seller’s Knowledge, no other party thereto is) in material breach or violation of, or default under any of the Assumed Contracts, and to Seller’s Knowledge, no event has occurred and no circumstance or condition exists, which with or without notice or lapse of time, or both, would constitute a material breach or material default, or permit termination, modification, or acceleration, under any Assumed Contract or give any other Person the right to cancel, terminate, or modify any such Assumed Contract. Each Assumed Contract is valid, binding, enforceable and in full force and effect against Seller, and, to Seller’s Knowledge, against the other party thereto, in each case in accordance with its terms (1) subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor’s rights generally or by equitable principles (whether considered in an action at law or in equity), and (2) except for such failures to be valid, binding or enforceable that would not individually or in the aggregate reasonably be expected to be material. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not received written notice of any pending material disputes and, to Seller’s Knowledge, no material disputes have been threatened under any Assumed Contract included in the Acquired Assets. Except as set forth in Schedule 5.2(f)(ii), no Assumed Contract (x) limits or purports to limit the ability of Seller (or following the Closing, of Buyer) to compete in any line of business or with any Person in any geographic area or during any period of time, including any Contract that contains any non-competition, non-solicitation, non-hire or exclusivity restrictions, (y) contains any “most favored nation” rights or other preferential rights of any type or scope, including rights of first refusal or first offer, rights of first negotiation or any similar rights or provisions, (z) following the Closing, would create any joint venture, partnership or similar arrangement between Buyer and the applicable counterparty to such Contract.
(iv)	The Acquired Assets constitute all of the tangible and intangible assets, property and rights owned, leased or licensed by Seller or its Affiliates with respect to the Compound. To the Knowledge of Seller, the Acquired Assets shall permit Buyer to continue to conduct the development, testing, safety and efficacy of the Compound following the Closing in all respects in substantially the same manner as Seller or its Affiliates have conducted the same through the date hereof, it being acknowledged that Seller is not in possession of the Eisai Data or a development plan for the Compound that reflects the Eisai Data. Other than as set forth on Schedule 5.2(c)(iv), none of the Excluded Assets have been material to the foregoing.
(d)	Legal Proceedings. There are no Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or any of its Affiliates (a) relating to the Acquired Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Transaction Documents. To Seller’s Knowledge, there is no basis for any such Proceeding or action, suit, decree, arbitration, or investigation that could reasonably be expected to be material to the Acquired Assets. To Seller’s Knowledge, there are no outstanding orders and no unsatisfied judgments, penalties, or awards against or affecting the Acquired Assets or the Assumed Liabilities.
(e)	Intellectual Property.
(i)	Schedule 5.2(e)(i) contains an accurate and complete list of (A) each item of Registered Intellectual Property included in the Seller Intellectual Property, (B) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number, and (C) all legal owner(s), co-owners and assignee(s) of record, as applicable.
(ii)	To the Knowledge of Seller, Seller exclusively owns all right, title and interest in and to all of the Seller-Owned Intellectual Property, free and clear of any Liens, other than Permitted Encumbrances. To the Knowledge of Seller, no other Person purports to have any ownership interest in or other right to any such Seller-Owned Intellectual Property (including any interest or right in any derivatives thereof, whether or not developed as of the date hereof). Seller has not granted or agreed to grant to any other Person any exclusive rights in any Seller-Owned Intellectual Property. Seller has, and immediately prior to the Closing will have, as applicable, (x) good and valid title to, or a valid and binding leasehold interest in, or (y) a license for, all Seller Intellectual Property, free and clear of any Liens except for Permitted Encumbrances.
(iii)	To the Knowledge of Seller, the Seller-Owned Intellectual Property, together with the Seller-Licensed Intellectual Property, constitutes all of the Technology and Intellectual Property Rights that are used or held for use by Seller or its Affiliates for Seller’s current research, development, commercialization or other exploitation of the Compound or the Purchased Product in the Licensed Territory (as defined in the Fuji License Agreement). To the Knowledge of Seller, the Seller-Owned Intellectual Property, together with the Seller-Licensed Intellectual Property, constitutes all of the Technology and Intellectual Property Rights that are necessary for Buyer to continue to conduct the development, testing, safety and efficacy of the Compound following the Closing in all respects in substantially the same manner as Seller or its Affiliates have conducted the same through the date hereof, it being acknowledged that Seller is not in possession of the Eisai Data or a development plan for the Compound that reflects the Eisai Data.
(iv)	To the Knowledge of Seller, the use of the Compound and the Purchased Product by Seller has not, within the past three years, infringed, misappropriated, interfered with or otherwise violated (collectively, “Infringed”), nor is Infringing, any Intellectual Property Right of any other Person, and, to the Knowledge of Seller, no claims of such Infringement has been made or is pending or threatened in writing against Seller, or, to the Knowledge of Seller, any Affiliate of Seller. No Seller-Owned Intellectual Property, and to the Knowledge of Seller, no Seller-Licensed Intellectual Property, is subject to any Proceeding challenging the validity, ownership or enforceability of such Seller-Owned Intellectual Property or Seller-Licensed Intellectual Property, as applicable, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining Registered Intellectual Property within the Seller Intellectual Property. Neither Seller nor, to the Knowledge of Seller, any Affiliate of Seller has received any written notice from any Third Party in the last three years challenging the validity, ownership or enforceability of any such Seller-Owned Intellectual Property, and to the Knowledge of Seller, the licensors of Seller-Licensed Intellectual Property have not received any written notice from any Third Party in the last three years challenging the validity, ownership or enforceability of any such Seller-Licensed Intellectual Property.
(v)	Seller has taken all steps that are commercially reasonable to safeguard and maintain the confidentiality of all proprietary information that is Seller Intellectual Property. Without limiting the foregoing, to the Knowledge of Seller, there has been no misappropriation or public disclosure of any material confidential Seller Intellectual Property by any Person. To the Seller’s Knowledge, each Person who is or was an employee, consultant or contractor of Seller and who has contributed to any of the Seller-Owned Intellectual Property that is within the Acquired Assets has executed a nondisclosure agreement applicable to Seller’s confidential information and has executed agreements assigning to Seller such Person’s rights to such Seller-Owned Intellectual Property, except for non-exclusive licenses to background Intellectual Property Rights granted to Seller or its Affiliates by employees, contractors and consultants in the course of providing services to Seller or its Affiliates. Without limiting the foregoing, to the Knowledge of Seller, no employee or independent contractor of Seller is in material default or material breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Seller-Owned Intellectual Property that is within the Acquired Assets.
(vi)	To the Knowledge of Seller: (A) all Registered Intellectual Property within Seller Intellectual Property that has been issued or that has completed registration is valid and enforceable; and (B) no facts or circumstances exist that would invalidate (or render unenforceable) any Registered Intellectual Property that is Seller Intellectual Property that is pending issuance or registration. To the Knowledge of Seller, each item of such Registered Intellectual Property that is within the Acquired Assets has been duly maintained (including the payment of maintenance fees). Except as set forth on Schedule 5.2(e)(vi), no application related to such Registered Intellectual Property that is within the Acquired Assets has been abandoned or allowed to lapse, except for such Registered Intellectual Property that the Seller has permitted to abandon or lapse in its reasonable business judgment.
(vii)	Neither Seller nor, to the Knowledge of Seller, any Affiliate of Seller is in material breach of any Seller Intellectual Property License, and neither Seller nor, to the Knowledge of Seller, any Affiliate of Seller has received any written notice of breach from such licensor.
(viii)	To the Knowledge of Seller, neither the execution, delivery, or performance of this Agreement or any other Transaction Document, nor the consummation of any of the transactions contemplated under this Agreement or any other Transaction Document will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (A) a loss of rights in, or Lien (other than a Permitted Encumbrance) on, or the acceleration of any rights with respect to any Seller Intellectual Property that is within the Acquired Assets, (B) the release, disclosure, or delivery of any Seller-Owned Intellectual Property that is within the Acquired Assets by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Seller Intellectual Property that is within the Acquired Assets.
(ix)	To the Seller’s Knowledge, except as stated in patents and patent applications of the Registered Intellectual Property within the Acquired Assets that a particular invention was made with government support awarded by a federal agency, no funding, facilities, or personnel of any Governmental Authority were used to develop any Seller-Owned Intellectual Property, or, to Seller’s Knowledge, any Seller-Licensed Intellectual Property.
(x)	Seller is and at all times since January 1, 2021 has been, in material compliance with all applicable Data Protection Requirements. Seller has implemented and maintained commercially reasonable technical, physical, organizational, and administrative measures and policies to protect the IT Systems and data against unauthorized access, use, modification, disclosure, or loss (each, a “Breach”), including, without limitation, reasonable backup, security and disaster recovery technology and procedures, and have timely and reasonably remediated any audit findings relating to their security safeguards. Since January 1, 2021, no written notices have been received by, and no written claims, charges or complaints have been made against, Seller by any Person alleging a violation of any Data Protection Requirements. The IT Systems are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, and there have not been any Breaches since January 1, 2021. To Seller’s Knowledge, the transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Protection Requirements.
(f)	Tax Matters.
(i)	All material Tax Returns that were required to be filed with respect to the Acquired Assets have been duly and timely filed with the appropriate Governmental Authorities. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing with respect to the Acquired Assets (whether or not shown on any Tax Return) have been timely paid. There are no liens on any of the Acquired Assets for Taxes (other than Permitted Encumbrances).
(ii)	No deficiencies for Taxes with respect to the Acquired Assets have been claimed, proposed or assessed by any Governmental Authority. There are no pending audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for Taxes with respect to the Acquired Assets, and none has been proposed in writing. There are no matters under discussion with any Governmental Authority relating to Taxes with respect to the Acquired Assets that are likely to result in an additional Liability for Taxes with respect to Buyer. Seller (or any predecessor thereof) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Acquired Assets.

(iii)	Seller has complied in all material respects with its obligations to timely withhold and pay all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, service provider, creditor, stockholder or other Person, in each case, to the extent the failure to do so would give rise to a Lien on the Acquired Assets.
(g)	Compliance with Laws. Seller is in material compliance, and at all times since January 1, 2021 has been in material compliance, with all applicable Laws relating to the Acquired Assets. No written notices have been received by, and, to the Knowledge of Seller, no claims have been filed against, Seller alleging a violation of any applicable Laws relating to the Acquired Assets.
(h)	Regulatory Matters.
(i)	With respect to the Purchased Product, the Seller is and, and to the Knowledge of Seller, their respective directors, officers, employees, and agents have at all times since January 1, 2021 been, in material compliance with all Healthcare Laws presently applicable to the development, testing, manufacture, adverse event reporting, safety, efficacy, import or export of the Compound. Seller has not had any manufacturing site (whether owned by a Seller or that of a contract manufacturer) for the Purchased Product, subject to a Governmental Authority shutdown or import or export prohibition, nor has the Seller received any FDA Form-483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” with respect to the Compound, or requests or requirements to make changes to the Compound, nor has Seller or, to Seller’s Knowledge, its Affiliates received any similar correspondence or notice from the FDA or other Governmental Authority entity alleging or asserting material noncompliance with any applicable Healthcare Law with respect to the Compound or Regulatory Permit, and, to the Seller’s Knowledge, neither the FDA nor any other governmental entity has threatened such action.
(ii)	Seller possesses, and is in material compliance with the terms of, all such Permits from the appropriate federal, state or foreign regulatory authorities, including without limitation, the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs and other pharmaceutical products, currently necessary for the development, testing, reporting, import or export of the Compound (collectively “Regulatory Permits”). All such Regulatory Permits are valid and in full force and effect, and Seller has not received any written notice of proceedings relating to the suspension, adverse modification, revocation or cancellation of any such Regulatory Permit. Seller has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, no event has occurred which allows, or after notice or lapse of time would reasonably be expected to allow, revocation, termination or material impairment of the rights of Seller of any Regulatory Permit.
(iii)	Since January 1, 2021, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit from the FDA or other Governmental Authority relating to the Compound, when submitted to the FDA or other Governmental Authority were, to the Knowledge of Seller, true, complete and correct in all material respects as of the date of submission and/or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or such other Governmental Authority.
(iv)	Neither Seller, nor, any officer, employee or, to Seller’s Knowledge, any agent or contractor of Seller has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) debarment by the FDA under 21 U.S.C. Sections 335a, or disqualification under any similar law, rule or regulation enforced by any other governmental entity, (ii) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any comparable governmental entities.
(v)	Neither Seller nor, any Affiliate of Seller is not a party to any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.
(vi)	Neither Seller, nor any of its officers, employees, or, to the Knowledge of Seller, any of its contractors or agents, is the subject of any pending or, to the Seller’s Knowledge, threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar governmental entity pursuant to any similar policy. Neither Seller, nor any of its officers, employees, or, to Seller’s Knowledge, any contractors or agents (when acting in such capacity) has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions made to FDA or any similar governmental entity with respect to the Compound that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar governmental entity to invoke a similar policy.
(vii)	The clinical, pre-clinical and other studies, tests and trials conducted by or on behalf of or sponsored by Seller, or in which Seller has participated, in each case with respect to the Compound were and, if still pending, are being conducted in all material respects in accordance with all applicable laws, rules, protocols, procedures and regulations to which they are subject, including without limitation, the FDCA and its implementing regulations codified at 21 C.F.R. parts 50, 54, 56, 58, and 312. No investigational new drug application submitted by or on behalf of Seller to the FDA or to any comparable Governmental Authority with respect to the Compound has been terminated or suspended by the FDA or such other comparable Governmental Authority, and neither the FDA nor any comparable Governmental Authority has commenced, or, to the Seller’s Knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, adversely modify, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Seller with respect to the Compound.
(i)	Power of Attorney. There are no outstanding powers of attorney executed by or on behalf of Seller or its Affiliates in respect of the Acquired Assets, including the Purchased Product in the Territory.
(j)	DPA; Sanctions.
(i)	Seller is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof (the

“DPA”). Seller is not controlled by a “foreign person,” as defined in the DPA. Seller does not permit any foreign person affiliated with Seller, whether affiliated as a limited partner or otherwise, to obtain through Seller any of the following with respect to Buyer: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Buyer; (ii) membership or observer rights on the Board of Directors or equivalent governing body of Buyer or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of Buyer; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of Buyer regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Buyer, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of Buyer (as defined in the DPA).
(ii)	Neither Seller, nor any of its officers, directors, employees, agents, stockholders or partners, is (A) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Laws and regulations pertaining to Sanctions administered by the United States (which as of the date of this Agreement comprise Crimea region of Ukraine, the non-government controlled areas of Zaporizhzhia and Kherson Regions of Ukraine, the so-called Donetsk People’s Republic of Ukraine, the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria (“Restricted Countries”)); (B) the government of a Restricted Country or the Government of Venezuela; (C) designated on a Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; or (D) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more such Person or Persons (collectively, “Designated Parties”). In the past five years, the Seller and its officers, directors, employees, agents, stockholders or partners has (x) complied with all applicable Sanctions and Export Control Laws; (y) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export Control Laws, and has not been notified of any such pending or threatened actions. In the past five years, the Seller has not operated in or engaged in any activities or business, direct or indirect, with or involving any Restricted Country or Designated Party.
(k)	Complete Copies of Materials. To the Knowledge of Seller, each material document relating to the Acquired Assets has been made available to Buyer (or made available in an electronic “data room” for review by Buyer), and in each case, each applicable document is a true and complete copy of each such document in all material respects. Seller has provided Buyer with true, complete and correct copies (including all modifications, amendments, extensions and supplements thereto and waivers thereunder) of all Assumed Contracts. In each case where a representation and warranty of Seller in this Agreement requires the listing of documents and agreements, a true and complete copy of all such documents and agreements have been made available to Buyer (or made available in an electronic “data room” for review by Buyer).
(l)	Broker. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.
(m)	No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges that neither Buyer, its Affiliates nor its or their representatives is making any representations or warranties whatsoever, directly or indirectly, express or implied, beyond those expressly given by Buyer in Section 5.1, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement. Any claims Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Section 5.1, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement. Seller acknowledges and agrees that there are inherent uncertainties in attempting to make forward-looking estimates, projections, forecasts and/or predictions with respect to the Acquired Assets, including the development of the Acquired Assets after the Closing, and that Seller takes full responsibility for making its own evaluation of the adequacy and accuracy of any such forward-looking estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts). Seller further acknowledges that neither Buyer nor any of its Affiliates, or its or their representatives, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer not expressly set forth in this Agreement, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement.
(n)	DISCLAIMER OF CERTAIN REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5.2, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE OR INSTRUMENT DELIVERED BY OR ON BEHALF OF SELLER PURSUANT TO THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE, QUALITY OF THE ACQUIRED ASSETS, MERCHANTABILITY, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES.
6.	COVENANTS
6.1Diligence Obligations Owed to Seller; Buyer Restrictions.
(a)	From and after the Closing, (a) Buyer shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for, and commercialize a pharmaceutical product in any dosage or form or formulation that contains or comprises the Compound and/or constitutes a Licensed Product (as defined in the Fuji License Agreement), (b) for a period commencing on the date of this Agreement and ending on the earlier of (i) such time as Buyer or any of its Affiliates has submitted an NDA for the Compound with the FDA for the purpose of obtaining approval for a pharmaceutical product in any dosage or form or formulation that contains or comprises the Compound and/or constitutes a Licensed Product (as defined in the Fuji License Agreement) or (ii) the date on which the Board of Directors of Buyer determines in good faith to discontinue the development of the Compound (including the consent of the Urica Director (as defined in the Voting Agreement)), Buyer shall not, without the written consent of Seller, research or develop, or obtain control, whether through acquisition or otherwise, directly or indirectly, of any URAT1 inhibitor related to gout other than the Compound, and (c) Buyer shall not amend or waive the terms and conditions of the Convertible

Notes to increase the applicable interest rate applicable to such Convertible Notes or in any other manner that would materially and adversely affect or increase any of Seller’s rights or obligations under any Transaction Document. For purposes of this Section 6.1, “Commercially Reasonable Efforts” shall have the meaning set forth in the Fuji License Agreement as currently in effect.
(b)	Buyer currently intends, and will make good faith efforts, to take the actions set forth on Schedule 6.1(b) in accordance with the time frames set forth in Schedule 6.1; provided, that, to the extent Buyer does not achieve, satisfy or complete the actions set forth in Schedule 6.1 in accordance with the time frames set forth therein, unless Buyer’s actions or omissions related to the pursuit of the actions set forth on Schedule 6.1(b) involve Fraud by Buyer, any failure related to this Section 6.1(b) shall not constitute a breach of this Section 6.1(b).
6.2Further Assurances. After the Closing, upon the terms and subject to the conditions contained herein, the Parties agree to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated by this Agreement or the Transaction Documents, and to cooperate with each other in connection with the foregoing, including to vest Buyer or its designee with full right, title and possession to the Acquired Assets.
6.3Access and Assistance. At any time or from time to time after the Closing, if a Party is contesting or defending against any Proceeding relating to (a) any transaction contemplated by this Agreement or the Transaction Documents or (b) any fact, situation, condition, event, action, failure to act, or transaction occurring prior to the Closing Date involving the Acquired Assets or the Assumed Liabilities, upon such Party’s written request, the other party hereto shall (i) reasonably cooperate with the contesting or defending party and its counsel in, and assist the contesting or defending party and its counsel with, the contest or defense, (ii) make available such other Party’s personnel (including for purposes of fact finding, consultation, interviews, depositions, and, if required, as witnesses), and (iii) provide such information, testimony, and access to its books and records, in each case, as shall be reasonably requested in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party; provided, however, that the foregoing shall not apply to any matter for which the contesting or defending party is seeking indemnification under Article 7 or involving a dispute between or among the Parties or their respective Affiliates.
6.4Tax Matters.
(a)	Each Party shall use commercially reasonable efforts to cooperate in furnishing such information and assistance relating to the Acquired Assets to the extent reasonably requested by the other Party in connection with the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least seven years following the Closing Date. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other Proceeding relating to Taxes involving the Acquired Assets. Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Acquired Assets.
(b)	To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Acquired Assets for the Straddle Period shall be apportioned between Buyer and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.4(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within 10 days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 6.4(b), the applicable Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(c)	Purchase Price Allocation. The Parties agree that, for U.S. federal and applicable state and local income Tax purposes, the Purchase Price, the Assumed Liabilities (to the extent properly taken into account under the Code) and any other amounts treated as consideration for applicable Tax purposes shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code (the “Purchase Price Allocation”). Buyer shall, as soon as reasonably practical (but in any event within 75 days after the Closing) propose a calculation of the Purchase Price (which, for the avoidance of doubt, shall be determined consistent with Section 3.1) (the “Purchase Price Calculation”) and a draft Purchase Price Allocation to Seller. Seller and Buyer shall negotiate in good faith and shall use their reasonable efforts to agree upon the Purchase Price Calculation and the Purchase Price Allocation. If Seller and Buyer are unable to resolve any dispute with respect to the Purchase Price Calculation or the Purchase Price Allocation within 30 days after the delivery of the Purchase Price Calculation and draft Purchase Price Allocation to Seller, such dispute shall be resolved by the Independent Accountant, with fees and expenses of the Independent Accountant borne in inverse proportion as they may prevail such that the Party with whom the Independent Accountant more closely agrees pays a lesser portion of such fees and expenses and the other Party pays a greater portion. If the Purchase Price is adjusted pursuant to Section 6.4(d) or as a result of additional Royalty Payments (as defined in the Royalty Agreement) paid to Seller pursuant to the Royalty Agreement, the Purchase Price Calculation and the Purchase Price Allocation shall be updated in a manner consistent with this Section 6.4(c). Seller and Buyer agree to file their respective Tax Returns in accordance with the Purchase Price Calculation and the Purchase Price Allocation.
(d)	Notwithstanding anything to the contrary in this Agreement, (i) for income Tax purposes, any payments pursuant to Article 7 shall be treated as an adjustment to the consideration paid to Seller for the Acquired Assets to the fullest extent permitted by applicable Law, and (ii) neither Buyer nor Seller shall have any obligation to provide (or to provide access to) any income Tax Return filed or prepared on a consolidated, unitary, or combined basis and that includes Buyer or Seller, as applicable, for any period.
6.5Wrong Pockets.
(a)	If at any time after the Closing, either Seller or Buyer in good faith identifies any asset properly transferable as an Acquired Asset that was not included in the Acquired Assets transferred at the Closing (any such asset, a “Later Identified Acquired Asset”), then Buyer or Seller, as applicable, shall provide written notice to the other party identifying such Later Identified Acquired Asset. Promptly following delivery of such written notice, Seller shall, or shall cause its Affiliates to, transfer such Acquired Asset(s) as soon as reasonably practicable to Buyer or its designee for no consideration (it being acknowledged and agreed that Buyer shall have already paid good consideration for all Acquired Assets by paying the Closing Date Payment at Closing). A Party shall notify the other Party as soon as reasonably practicable upon becoming aware that there are any Acquired Assets in its possession or control or that should have been transferred at the Closing, as applicable.
(b)	If at any time after the Closing, either Seller or Buyer in good faith identifies any Excluded Asset that was improperly or inadvertently transferred to Buyer or its designated Affiliates, then Buyer or Seller, as applicable, shall provide written notice to the other Party identifying such Excluded Asset. Promptly following delivery of such written notice, Buyer shall transfer such Excluded Asset as soon as reasonably practicable to Seller or its designee for no consideration (it being acknowledged and agreed that the parties have not agreed to sell such Excluded Asset). A Party shall notify the other Party as soon as reasonably practicable upon becoming aware that there are any Excluded Assets in its possession or control or that were improperly or inadvertently transferred at Closing, as applicable.
6.6Confidentiality. From and after the Closing Date:
(a)	Seller shall hold, and shall cause its Affiliates, and their respective officers, directors, managers, employees and agents to hold, in strict confidence from any Person and not use for their own benefit, (i) all documents and information concerning Buyer, or any of Buyer’s Affiliates provided to it by Buyer or Buyer’s officers, directors, managers, agents or Affiliates in connection with this Agreement, (ii) the terms and conditions of this Agreement, and (iii) all documents and information concerning or within the Acquired Assets.
(b)	Buyer shall hold, and shall cause its Affiliates, and their respective officers, directors, employees and agents to hold, in strict confidence from any Person and not use for their own benefit, (i) all documents and information concerning Seller or any of its Affiliates provided to it by Seller or its officers, directors, managers, agents or Affiliates, in connection with this Agreement, and (ii) the terms and conditions of this Agreement; provided, however, except as required by applicable Law, that the foregoing restrictions shall not apply after Closing to Buyer’s or any of its Affiliates’ and their respective officers’, directors’, employees’ and agents’ use or disclosure of (A) documents and information concerning or within the Acquired Assets, (B) any information developed by or on behalf of Buyer or any of its Affiliates, without reference to any of document or information described in the foregoing clause (i) and that is not concerning or within the Acquired Assets, or (C) to the extent Buyer has entered into a confidentiality agreement with such Person prior to any discussions or disclosure of the terms and conditions of this Agreement.
(c)	Notwithstanding anything to the contrary herein, the covenants set forth in this Section 6.6 shall not apply to the disclosure of any documents or information by a Party (the “Receiving Party”) to the extent: (i) such Party is compelled to disclose such documents or information by judicial or administrative process or by other requirements of applicable Law, (ii) such documents or information are disclosed in an action brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the Transaction Documents, (iii) such Party or its Affiliates discloses such documents or information in connection with the public reporting requirements of applicable securities laws and/or stock exchanges, or (iv) such documents or information can be shown to have been (A) previously known by the Receiving Party (other than any documents and information concerning or within the Acquired Assets in the case of Seller as the Receiving Party), (B) in the public domain (either prior to or after the furnishing of such documents or information hereby) through no fault of such Receiving Party or (C) later acquired by the Receiving Party from another source if, to the knowledge of the Receiving Party after reasonable inquiry, such source is not under an obligation to keep such documents and information confidential. Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure pursuant to the foregoing clause (i) or (ii), to the extent practicable and not prohibited by law, it shall (1) give reasonable advance notice to the other Party of such disclosure, (2) provide the other Party with the reasonable opportunity to secure confidential treatment of such documents or information to be disclosed (at such other Party’s request and expense), (3) reasonably cooperate with any such efforts by the other Party (at such other Party’s request and expense) to secure confidential treatment of such documents or information, and (4) disclose only such minimal portion of the documents or information as is, on the advice of counsel, required to be disclosed. Disclosure by the Receiving Party of documents or information in accordance with any of the foregoing provisions of this Section 6.6 shall not, in and of itself, cause the information so disclosed to cease to be subject to the non-disclosure and non-use obligations under this Section 6.6, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 6.6, such information becomes generally known or available. Nothing herein shall prohibit a Party from disclosing documents and information covered by this Section 6.6 to its or their representatives who are receiving such documents or information for the purpose of the performance of obligations or exercise of rights under this Agreement, including any indemnification matter under Article 7 or involving dispute between or among the Parties or their respective Affiliates, so long as such representative has been instructed that such documents or information are subject to the confidentiality obligations set forth in this Section 6.6 and is bound either by contract, employment policies, fiduciary or professional ethical obligation to maintain such documents or information in confidence and the Party disclosing such documents or information shall be responsible for any failure by such representatives which, if committed by such Party, would be a breach of this Agreement. The Confidentiality Agreement between Seller and [***], dated April 11, 2023 (the “Confidentiality Agreement”) will continue to apply through the Closing (at which time it shall automatically terminate and be of no further force and effect). Each Party will be permitted to retain (but not use) one file copy of all confidential information on a confidential basis to evidence the scope of and to enforce the Party’s obligation of confidentiality and all back-up electronic media maintained in the ordinary course of business for archival purposes; provided, however, that, notwithstanding anything to the contrary herein, the confidentiality obligations herein continue for as long as a Party retains any such confidential information.
6.7Non-Competition; Non-Solicit.
(a)	For a period (the “Restricted Period”) commencing on the date of this Agreement and ending on the earliest of (i) the three-year anniversary of the Closing Date, (ii) upon any breach by Buyer of, or any failure by Buyer to perform, the covenants or agreements set forth in (A) Section 6.1(a), Section 8.1, Section 8.2(i), Section 8.2(ii), and Section 8.2(iii) (B) the Stock Issuance Agreement, (C) the Royalty Agreement or (D) the Security Agreement; provided, that this Section 6.7(a)(ii) shall only become effective after Seller notifies Buyer in accordance with Section 9.2 of any purported breach or failure to perform in accordance with clauses (A)-(D) of this subsection, and Buyer shall fail to cure such breach or failure to perform for a period of 30 Business Days after receipt by Buyer of notice of such breach or failure to perform delivered by Seller, (iii) the exercise by Seller of the Purchase Option pursuant to Section 8.1, or (iv) such time as Buyer or any of its Affiliates cease to conduct researching, developing, designing, formulating, producing, marketing, distributing and selling, by themselves or through Third Parties, a URAT1 inhibitor related to gout (the “Restricted Business”), Seller shall not, and shall not permit any of its Affiliates to, at any time during the Restricted Period, and except with the written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed, directly or indirectly, either for Seller, its Affiliates or in collaboration with any other Person, participate in, engage in, have any equity interest in, or manage any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise), with or without pay, that engages in the Restricted Business or competes with any portion of the Restricted Business or the Acquired Assets anywhere in the world (the “Restricted Area”). Nothing herein shall prohibit Seller or any of its Affiliates from (A) being a passive owner of not more than two percent of the outstanding equity interest in any entity that is publicly traded or (B) selling products to, servicing, soliciting or receiving products or services from or otherwise engaging in any commercial activities with (in each case, in the ordinary course of business) a Person engaged in the Restricted Business or any customer, supplier, licensor or licensee of Buyer so long as Seller or its Affiliates does not engage in or participate in the Restricted Business. Seller expressly acknowledges on behalf of itself and its Affiliates that the limitation with respect to the Restricted Area is reasonable and necessary to protect the legitimate business interests of Buyer and its Affiliates, especially given the special information and knowledge held by Seller and its Affiliates with respect to the Restricted Business and Acquired Assets. Further, Seller acknowledges that Buyer would not proceed with the transactions contemplated by this Agreement without receiving the full scope of the protections provided for hereunder; and that any lesser geographic restriction would not adequately protect Buyer, its Affiliates and the Restricted Business and the Acquired Assets.
(b)	In the event that, prior to the expiration of the Restricted Period, Seller or one of its applicable Affiliates enters a process of voluntary or involuntary liquidation, Seller agrees that it, or such applicable Affiliate, shall assign to Buyer such party’s rights to enforce its employee non-competition agreements; provided, that the restriction on competition to be assigned to Buyer is limited solely with respect to the Restricted Business and Acquired Assets.
(c)	Seller shall not, and shall not permit any of its Affiliates to, at any time during the Restricted Period, and except with the written consent of Buyer, directly or indirectly, either for such Seller, its Affiliates or for or in collaboration with any other Person, recruit or otherwise solicit or induce any customer, subscriber, service provider, supplier or other business partner of Buyer to (i) terminate its arrangement or cease to do business with Buyer or its Affiliates to the extent it relates to the Restricted Business or the Acquired Assets, or (ii) to otherwise adversely modify its relationship with Buyer or its Affiliates to the extent it relates to the Restricted Business or the Acquired Assets. Seller shall not, and shall not permit any of its Affiliates to, at any time during the Restricted Period, directly or indirectly, either for Seller, its Affiliates or for or in collaboration with any other Person, solicit any employee, consultant or independent contractor of Buyer or its Affiliates engaged in the Restricted Business to terminate his or her employment or service with Buyer or its Affiliates; provided, that Seller and its Affiliates shall not be prohibited by this Section 6.7(c) from engaging in general advertising or solicitation not specifically directed at Buyer’s or its Affiliates’ customers, subscribers, service providers, suppliers or other business partners or employees, consultants or independent contractors.
6.8Audit Cooperation. Following the Closing, upon written request by Buyer, Seller shall, and shall cause its Affiliates, at Buyer’s expense, to reasonably cooperate with Buyer or its Affiliates, as applicable, in obtaining an audit of the applicable financial statements of Seller solely with respect to the Acquired Assets, to the extent Buyer determines, upon the advice of legal counsel, that such audit is required in connection with an initial public offering.
6.9Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sale, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer, it being understood and agreed that any Liabilities arising out of the failure to comply with the requirements and provisions of any such Laws of any jurisdiction shall be treated as Excluded Liabilities.
6.10Clinical Data. In the event that, prior to the Closing Date, Seller has obtained the [***] data (including the CSRs from the [***] Studies (the “[***] Data”)) related to the Compound, including all clinical trial data, from [***] and [***] (collectively, including the [***] Data, the “[***] Data”), and such [***] Data is deemed an Acquired Asset transferred to Buyer at Closing, then Buyer acknowledges and agrees that the cost of obtaining such [***] Data is included as an expense set forth on Schedule 4.6.
7.	INDEMNIFICATION AND LIMITATION OF LIABILITY
7.1Indemnification.
(a)	Indemnification by Buyer. From and after the Closing, subject to the provisions of this Article 7, Buyer shall defend, indemnify, and hold Seller and its Affiliates and their respective officers, directors, employees, and agents (collectively, the “Seller Indemnitees”) harmless from and against any and all loss, claim, demand, obligation, judgement, damage, fine, deficiency, penalty, Liability, Tax, or other cost, expense or adverse effect whatsoever, whether or not arising out of or involving the claims of a Third Party or incurred with investigating, defending or settling any of the foregoing (including reasonable attorneys’ or other reasonable professional fees and expenses and court costs) (collectively, “Loss”) suffered by any Seller Indemnitee resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty by Buyer under this Agreement, any Transaction Document or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement, (iii) any Claim from a Third Party based upon, resulting from or arising out of the development, manufacture, commercialization, or other exploitation of the Acquired Assets after the Closing with respect to circumstances, actions, events or conditions occurring or existing following the Closing (a “Third Party Post-Closing Claim”); provided, that such circumstance, action, event or condition was not occurring or existing on or before the Closing Date, (iv) any Assumed Liabilities, and/or (v) any Fraud of Buyer or its Affiliates.
(b)	Indemnification by Seller. Seller shall defend, indemnify, and hold Buyer and its Affiliates and their respective officers, directors, employees, and agents (collectively, the “Buyer Indemnitees”) harmless from and against any and all Losses suffered by any Buyer Indemnitee to the extent resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty by Seller under this Agreement, any Transaction Document or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement, (iii) any Claim from a Third Party based upon, resulting from or arising out of the business, operations, assets of obligations of Seller or its Affiliates or the development or manufacture of the Acquired Assets, in each case, occurring or existing on or before the Closing Date, (iv) any Excluded Asset, (v) any Excluded Liabilities, and/or (vi) any Fraud of Seller or its Affiliates.
(c)	Indemnification Procedures. The Party seeking indemnification (individually, the “Indemnified Party”) shall promptly notify the other Party (each, an “Indemnifying Party”) in writing of any claim (“Claims”) for indemnification (a “Claim Notice”); provided, however, that any failure or delay by the Indemnified Party in delivering a Claim Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Article 7, except to the extent the Indemnifying Party has been actually and materially prejudiced by such failure or delay. Such

Claim Notice shall indicate the nature of the Claim, the basis therefor and the amount of Losses such Indemnified Party has incurred or anticipates it will incur, to the extent reasonably known by such Indemnified Party. If the Indemnifying Party disputes the amount of, or its liability with respect to, a Claim Notice, the Indemnifying Party may notify the Indemnified Party in writing within 30 days of receipt of a Claim Notice (an “Objection Notice,” and such date, the “Objection Date”), and the Parties shall attempt in good faith for a period of up to 30 days to agree upon the rights of the respective parties with respect to the claim. If the Parties do not reach an agreement by the conclusion of such 30-day period, then either Seller or Buyer may bring suit to resolve the Parties’ respective rights with respect to such Claim, and the applicable Governmental Authority shall determine the final amount of any Losses (if any) with respect to such Claim. If the Indemnifying Party does not timely deliver an Objection Notice, the Claims (and the amount of Losses related thereto) shall be deemed to be accepted by the Indemnifying Party. If such Claim is a result of a Third Party making a Claim against an Indemnified Party, the Indemnifying Party shall have the right (but not the obligation to) at its option and expense, assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed; provided, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties (as reasonably determined by the Indemnified Party), separate independent counsel shall be retained for each Party at its own expense. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party; provided, that, for the avoidance of doubt, the Indemnifying Party shall indemnify the Indemnified Party for any Loss incurred in connection with a Claim in which the Indemnified Party controls the defense. The time limits set forth in Section 7.2 or Section 7.3 for making claims for indemnification are in lieu of, and the Parties expressly waive, any other applicable statute of limitations during which such claims may be brought or asserted. Any notice for indemnification made pursuant to this Section 7.1(c) prior to the expiration of the time limit set forth in Section 7.2 or Section 7.3, as applicable, for the matter against which indemnity is sought shall for purposes of the time limits set forth in Section 7.2 or Section 7.3, as applicable, constitute a claim or demand brought within such time limit, and the obligations of the Indemnifying Party therefor under this Article 7 shall continue as to such matter, notwithstanding the expiration, if any, of such time limit.
7.2Survival of Representations and Warranties. Except in the case of matters relating to Fraud, all representations and warranties contained in this Agreement, any Transaction Document or in any certificate or instrument delivered pursuant to this Agreement will survive the Closing for a period of 12 months from the Closing

Date; provided, however, notwithstanding the foregoing, the respective representations and warranties of the Parties set forth in Section 5.1(a) (Organization), Section 5.1(b)(i) (Due Authorization; No Conflict), Section 5.1(d) (Brokers), Section 5.2(a) (Organization), Section 5.2(b)(i) (Due Authorization; No Conflict), Section 5.2(c)(i), (iii), (iv) (Acquired Assets) and Section 5.2(l) (Brokers) shall survive the Closing for a period ending upon the date that is 60 days after the expiration of the applicable statute of limitations for each of the matters set forth therein; provided, further, that, notwithstanding anything to the contrary herein, the representations and warranties of Seller set forth in Section 5.2(f) (Tax Matters) shall survive the Closing for a period of 18 months from the Closing Date. Claims arising from, relating to or for Fraud shall survive the Closing indefinitely. The Parties further acknowledge that each of the survival periods in this Section 7.2 is the result of arm’s-length negotiation among the Parties and that the Parties intend for such survival periods to be enforced as agreed by the Parties.
7.3Limitations.
(a)	No Party will be liable to any other Party or any Indemnified Party for indemnification under Section 7.1(a)(i) or Section 7.1(b)(i) unless and until the aggregate amount of all Losses suffered by such Party exceeds $25,000 (the “Deductible”), in which event, the Indemnifying Party shall be liable for Losses in excess of the Deductible.
(b)	The maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by Buyer Indemnitees pursuant to Section 7.1(b)(i), shall be an amount equal to the sum of (i) the Upfront Expense Reimbursement Amount and (ii) that number of shares of Common Stock of Buyer deemed as Clawback Shares (such sum, the “Seller Cap”).
(c)	The maximum aggregate amount of indemnifiable Losses that may be recovered from Buyer by the Seller Indemnitees pursuant to Section 7.1(a)(i) shall be an amount equal to the Upfront Expense Reimbursement Amount (the “Buyer Cap”).
(d)	No Claim against Buyer and its Affiliates or Seller and its Affiliates, as applicable, pursuant to Section 7.1(a)(ii) or Section 7.1(b)(ii), as applicable, with respect to a breach of or failure to perform any covenant or agreement to be performed after the Closing shall be brought or asserted after the date of expiration of the applicable statute(s) of limitations applicable thereto.
(e)	Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations of Seller under Section 7.1(b), the representations and warranties set forth in Article 5 of this Agreement that are qualified as to materiality, in all material respects, material adverse effect or any similar qualification shall be deemed to have been made without any such qualification for purposes of determining whether there has been a breach of any representation and warranty and for purposes of calculating the amount of Losses incurred by a Buyer Indemnitee seeking indemnification hereunder arising out of or resulting from such breach of a representation, warranty, covenant or agreement contained herein.
(f)	Notwithstanding anything in this Article 7 to the contrary, in the event of any breach of a representation or warranty in this Agreement or any other Transaction Document that results from Fraud by or on behalf of any Person then, (i) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely, notwithstanding that such survival might otherwise be limited by the applicable survival date, (ii) any limitations on Losses set forth in this Article 7 shall not apply to any Loss that Buyer Indemnitees or the Seller Indemnitees, respectively, may suffer, incur, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (iii) none of such Losses shall be limited or restricted by the Seller Cap or Buyer Cap, as applicable.

(g)	Each Indemnified Party shall take and shall cause their respective Affiliates to take all commercially reasonable steps to mitigate Losses to the extent required by Law upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses, including without limitation pursuing recoveries against Third Parties, except that such Indemnified Party shall not be required to commence litigation against any insurer or Third Party. The reasonable costs and expenses of mitigation hereunder shall constitute indemnifiable Losses under this Agreement.
(h)	In no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, speculative, loss of profits, special, indirect or punitive damages (except for amounts actually paid or payable to a Third Party by an Indemnified Party).
(i)	Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to any insurance proceeds actually received by such Indemnified Party with respect to such Losses, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks. If any insurance proceeds are received by any Indemnified Parties with respect to any Losses after Seller or Buyer (as applicable) has made a payment to such Indemnified Parties with respect thereto, the Indemnified Parties shall promptly pay to Seller or Buyer (as applicable) the sum of the amount of such proceeds up to the amount of the payment to the Indemnified Party’s less any of the Indemnified Party’s related costs and expenses of recovering such insurance proceeds, including the aggregate cost of pursuing any related insurance claims and related increases in insurance premiums or other chargebacks.
7.4Timing and Order of Payment. Subject to Section 7.5, after (x) any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, (y) the Objection Date shall have lapsed and no Objection Notice has been delivered, or (z) the Indemnifying Party and Indemnified Party shall have arrived at a mutually binding agreement with respect to a Claim, the indemnification payments required to be made pursuant to this Article 7 shall be paid within 10 Business Days of the final determination of the amount of an indemnification Claim in accordance with this Article 7. In the event any Buyer Indemnitee shall suffer any Losses for which such Buyer Indemnitee is entitled to indemnification under this Article 7, such Buyer Indemnitee shall be entitled, subject to the limitations set forth in Section 7.3(b), to recover such Losses (a) first, at Buyer’s option, from Seller, in cash in immediately available funds up to the Upfront Expense Reimbursement Amount and (b) thereafter, to the extent such Losses exceed the Upfront Expense Reimbursement Amount, in accordance with Section 7.5.
7.5Clawback Shares.
(a)	In the event any Buyer Indemnitee shall suffer any Losses that are finally determined pursuant to Section 7.1(c) and 7.4 for which such Buyer Indemnitee is entitled to indemnification under this Article 7, and such Losses exceed the Upfront Expense Reimbursement Amount or Buyer determines to not recover from the Upfront Expense Reimbursement Amount, then Seller shall surrender and forfeit the number of Clawback Shares equal in value (determined in accordance with Section 7.5(b)) to the Losses suffered by such Buyer Indemnitee in respect of such Claim (less any applicable recovery by Buyer from the Upfront Expense Reimbursement Amount in accordance with Section 7.4) (each such instance, a “Share Clawback”). In the event of a Share Clawback, the number of shares constituting Clawback Shares for purposes of such Share Clawback shall be surrendered and forfeited by Seller to Buyer or its designee, and Buyer shall have the right to affirmatively cancel such Clawback Shares with no further action required by Seller, for no consideration (it being acknowledged and agreed that such Clawback Shares are being delivered in satisfaction of Seller’s obligation to indemnify the Buyer Indemnitees). For the avoidance of doubt, following a Share Clawback, the number of shares constituting Clawback Shares shall be reduced by the number of shares surrendered and forfeited pursuant to such Share Clawback.
(b)	For purposes of determining the number of Clawback Shares to be surrendered and forfeited pursuant to a Share Clawback, each Clawback Share shall be ascribed a value per share equal to the then-current independent valuation of the Common Stock of Buyer on the date on which the applicable indemnification Claim (and Losses related thereto) is finally determined pursuant to Section 7.1(c) and 7.4.
(c)	On the Clawback Expiration Date, subject to Section 7.5(f) in respect of any Pending Claim, any remaining shares of Common Stock of Buyer constituting Clawback Shares shall no longer constitute Clawback Shares and shall no longer be subject to this Section 7.5.
(d)	Notwithstanding anything to the contrary herein, if no Share Clawback occurs prior to the Clawback Expiration Date, subject to Section 7.5(f) in respect of any Pending Claim, the Clawback Shares shall remain the sole property of the Seller.
(e)	Until the Clawback Expiration Date, Seller agrees that it will hold and will not, directly or indirectly, without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), sell, transfer or otherwise dispose of any Clawback Shares, or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Clawback Shares (any such transaction, a “Transfer”); provided, that the foregoing shall not prohibit (i) Seller from Transferring any Clawback Shares to Buyer or its Affiliates; (ii) the disposition or other Transfer of Clawback Shares pursuant to (A) any merger, consolidation or similar transaction to which Buyer is a constituent corporation or (B) a bona fide tender offer or exchange offer made to all of the holders of Common Stock of Buyer by a Third Party. Notwithstanding the foregoing, subject to Section 7.5(f) in respect of any Pending Claim, the transfer restrictions and the Share Clawback right shall automatically terminate and be of no further force or effect on the Clawback Expiration Date.
(f)	Notwithstanding anything to the contrary herein, if any Claim pursuant to this Article 7 shall have been properly asserted by any Buyer Indemnitee in accordance with Section 7.1 and prior to the Clawback Expiration Date, and such Claim(s) remains pending as of the Clawback Expiration Date (any such Claim(s), a “Pending Claim”), then Seller agrees that a number of Clawback Shares equal in value (in accordance with Section 7.5(b)) to Buyer’s Board of Directors good faith determination of the aggregate amount of such Pending Claim shall remain subject to Share Clawback until the resolution or (if applicable) satisfaction of such Pending Claim in accordance with Section 7.1(c) and 7.4.
(g)	Each Party acknowledges and agrees that the agreements contained in this Article 7 are an integral part of the transactions contemplated by this Agreement and the other Transaction Documents, and that, without these agreements, the Parties would not enter into this Agreement and the other Transaction Documents. In particular, each Party acknowledges and agrees that the Share Clawback is not a penalty, but rather a reasonable mechanism to compensate the Buyer Indemnitees in the event such Buyer Indemnitees have suffered Losses in excess of the Upfront Expense Reimbursement Amount prior to the Clawback Expiration Date.
(h)	In the event Buyer undergoes any share split, combination, reclassification, bonus issue of shares or similar capitalization change with respect to shares of Common Stock of Buyer prior to the Clawback Expiration Date, appropriate and proportionate adjustments shall be made to the shares of Common Stock of Buyer comprising the Clawback Shares.

7.6Sole Remedy. Except in the case of matters relating to Fraud, from and after the Closing, the sole and exclusive remedy of any Indemnified Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby is set forth in this Article 7; provided, however, that notwithstanding the foregoing: (a) the Parties shall be entitled to enforce the right to specific performance as set forth in Section 9.9, and (b) the parties to the Transaction Documents shall be entitled to enforce the terms of each of the Transaction Documents (as applicable), and for the avoidance of doubt, this Section 7.6 shall not apply to the Transaction Documents other than this Agreement.
8.	OTHER AGREEMENTS
8.1Purchase Option.
(a)	If Buyer or its Affiliates have not yet consummated a Qualified Financing on or prior to the Resolution Period End Date (the “Purchase Condition”), Seller shall have the right (but not the obligation) (the “Purchase Option”), subject to the provisions of this Section 8.1, to purchase from Buyer and/or its Affiliates, as applicable, all, but not less than all, of Buyer’s rights, title and interest in and to the Acquired Assets and all improvements and developments thereon (collectively, the “Buyer Program Assets”) for an aggregate purchase price equal to the Purchase Option Price. If the Purchase Condition has not been met by the Resolution Period End Date, Seller may exercise the Purchase Option by delivery of written notice to Buyer at any time on or after the Resolution Period End Date and before the Series A Financing (as defined in the Stock Issuance Agreement) (a “Option Exercise Notice”).
(b)	Upon receipt of an Option Exercise Notice, the closing of the Purchase Option (the “Purchase Option Closing”) shall occur by remote means on a date to be mutually agreed by Buyer (or its Affiliate) and Seller, which date shall be no later than 60 days following delivery of the Option Exercise Notice. At the Purchase Option Closing, Buyer (or its Affiliate) and Seller shall deliver definitive documentation, substantially similar to this Agreement, to consummate the transactions contemplated by the Purchase Option; provided, that the only representations that Buyer or its Affiliate, as applicable, shall make to Seller with respect to the Buyer Program Assets thereunder shall be representations generally consistent with Seller’s representations contained in Section 5.2(a) (Organization), Section 5.2(b) (Due Authorization; No Conflict) and Section 5.2(c) (Acquired Assets), Section 5.2(e) (Intellectual Property) and Section 5.2(h) (Regulatory Matters).
(c)	At the Purchase Option Closing, Seller shall pay cash in an amount equal to the Purchase Option Price and Buyer or its Affiliate, as applicable, shall deliver to Seller the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances).
8.2Post-Closing Covenants. From the Closing until the termination of this Article 8, except (x) as expressly provided in this Agreement or any other Transaction Document, (y) with the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) or (z) as required by Law, (i) Buyer shall use commercially reasonable efforts to maintain the Acquired Assets and Assumed Contracts in such a manner as to permit Buyer or any successor owner to continue to conduct the development, testing, safety and efficacy, of the Compound during such period in all respects in substantially the same manner as Seller or its Affiliates have conducted the same through the date hereof, (ii) Buyer shall not assign, sell, offer to sell, pledge, mortgage, hypothecate, incur any Liens (other than Permitted Encumbrances) upon, dispose or otherwise transfer, any of the Acquired Assets or Assumed Contracts to a Third Party, (iii) Buyer shall not undergo any Liquidation Event, and (iv) Buyer shall provide Seller a written notice that it has received minutes of the FDA Meeting promptly, but no later than five Business Days, following the date of Buyer’s receipt of such minutes. Buyer shall promptly provide Seller copies of any amendments, modifications, terminations or waiver agreements related to the Fuji License Agreement.

8.3Briefing Book. As soon as reasonably practicable following the Closing, Buyer shall provide Seller with drafts and revisions of the meeting request and the briefing book (including any attachments) intends to submit to the FDA in connection with the FDA Meeting (collectively, the “Briefing Book”); provided, however, that each Party agrees and acknowledges that Buyer shall not be required to provide an updated draft of the Briefing Book to Seller more than once per calendar week (or more frequently to the extent any material updates or revisions were made to such Briefing Book since the last version provided), except that Buyer will provide Seller with further updated drafts of the Briefing Book as frequently as reasonably practicable in the calendar week prior to submission of the Briefing Book to the FDA.
8.4Termination of Article 8. This Article 8 shall automatically terminate, and be of no further force or effect, upon a Sunset Event (as defined in the Stock Issuance Agreement).
9.	MISCELLANEOUS
9.1Entire Agreement; Amendments. This Agreement, together with the remainder of the Transaction Documents, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
9.2Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered with signed receipt, when delivered by electronic mail with electronic confirmation of delivery (unless not delivered on a Business Day or delivered after 5:00 p.m. Pacific Time on a Business Day, in which case such delivery shall be deemed effective on the next succeeding Business Day), when delivered by overnight courier with signed receipt, and delivery shall be deemed effective on the next succeeding Business Day, addressed to the addresses below or to such other address as any Party may designate, with copies thereof to the respective counsel thereof as notified by such Party.

If to Buyer:

Crystalys Therapeutics, Inc.

100 Pine St. Ste #1250

San Francisco, CA 94111

Email: [***]

Attention: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Email: cheston.larson@lw.com; kevin.reyes@lw.com; christian.hollweg@lw.com

Attention: Cheston J. Larson; Kevin C. Reyes; Christian Hollweg

If to Seller:

Urica Therapeutics, Inc.

1111 Kane Concourse, Suite 301
Bay Harbor Islands, FL 33154

Email: legal@fortressbiotech.com

Attention: Legal Department

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

Harbor East
650 S. Exeter Street, Suite 1100

Baltimore, Maryland 21202-4576

Email: howard.schwartz@us.dlapiper.com

Attention: Howard S. Schwartz, esq.

9.3Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement and the other Transaction Documents.
9.4Public Announcements. No Party shall issue any public announcement, press release, or other public disclosure regarding the Transaction Documents or their subject matter without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except for any such disclosure that is required by applicable Law or the disclosure requirements of any stock exchange on which securities issued by a Party are traded. Buyer and Seller may issue a press release announcing the consummation of the transactions contemplated by this Agreement in a form reasonably agreed to by both Buyer and Seller.
9.5Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
9.6No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
9.7Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of Delaware, without regard to conflicts of law rules.
9.8Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS

APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state courts located in the State of Delaware), this being in addition to any other remedy to which such Party is entitled at law or in equity and in addition to the right to seek indemnification pursuant to Article 7. Each Party hereby further waives (a) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.
9.10Cumulative Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.
9.11No Benefit to Third Parties; No Assignment. Except for the Persons entitled to indemnification under Article 7, the provisions of this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Party, and no Third Party may seek to enforce, or benefit from, these provisions. The Parties specifically disavow any desire or intention to create any third-party beneficiary hereunder, and specifically declare that no Person, except for the Parties and their successors, shall have any right hereunder nor any right of enforcement hereof. No Party may transfer, assign or otherwise convey any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).
9.12Construction of this Agreement. When used in this Agreement, the term “including”, “include” or “includes” means including, without limiting the generality of any description preceding the term. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). “$” refers to United States dollars. References to either Party include the successors and permitted assigns of that Party. The headings and table of contents of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Any reference to a Law includes (a) any regulation or rule promulgated under such Law and (b) any binding interpretation of such Law. Any reference to a Law with respect to a given point in time includes any amendment, modification, or replacement of such Law in effect at such time. The Parties have each consulted counsel of their choice regarding this Agreement and have jointly prepared this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, Schedule, or other Transaction Document, then the terms of this Agreement shall govern solely as to the extent of such conflict unless otherwise expressly stated otherwise. “Exhibit” refers to an exhibit to this Agreement (which, in each case, is incorporated herein by reference), unless otherwise stated in this Agreement. “Schedule” refers to a schedule to this Agreement and incorporates any attachments thereto (which, in each case, are incorporated herein by reference), unless otherwise stated in this Agreement. This Agreement has been prepared in the English language and English shall control its interpretation. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date for calculating such period shall be excluded. If the last day such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to articles, sections, clauses, exhibits or schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular article, section, paragraph, or clause of, or exhibit or schedule to, this Agreement unless otherwise indicated. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document.
9.13Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between Seller and Buyer, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.
9.14Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, due diligence, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement and the other Transaction Documents into effect.
9.15Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Any signature page delivered via any means of electronic communication shall be binding to the same extent as an original signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their proper officers as of the Closing Date.

URICA THERAPEURTICS, INC.

By:/s/ Jay Kranzler

Name:Jay Kranzler

Title:Chief Executive Officer

CRYSTALYS THERAPEUTICS, INC.

By:/s/ Brian Taylor Slingsby

Name:Brian Taylor Slingsby, MD, PhD, MPH

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A

Assignment and Assumption Agreement

A-1

Exhibit B

Bill of Sale

B-1

Exhibit C

Patent Assignment

C-1

Exhibit D

Purchased Deliverables

D-1

Exhibit E

Royalty Agreement

E-1

Exhibit F

Security Agreement

F-1

Exhibit G

Stock Issuance Agreement

G-1

Exhibit H

Voting Agreement

H-1